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                                                                  EXHIBIT 10.49

                             [NEODATA LETTERHEAD]


August 22, 1996

Mr. Ed Flaherty



Dear Ed:

This letter is to summarize our offer to you of employment with Neodata Services, Inc. as Senior Vice President of the Services Division reporting directly to Larry Jones. You will be headquartered at the Boulder office. As we have discussed, I will be available to assist you, as needed, on a variety of issues both during the initial phases of your employment and on an ongoing basis.

Our offer includes the following:

o An annualized base salary of $175,000 payable on a bi-weekly basis. You will receive periodic performance reviews and these will determine the timing and amount of future increases.

o Annual bonus plan participation targeted at 40% of base (for 100% results achievement), beginning October 1, 1996. This bonus will be guaranteed at $25,000 payable in September 1997.

o    A signing bonus of $35,000 payable February 1, 1997.

o    An automobile allowance per policy of $575 monthly per policy attached.

o A grant of options on 100,000 shares of stock with the approval of the Board of Directors; the date of the grant will be your date of hire; the option price per share will be $.50. These options will vest one-third per year with full vesting upon change of control. Further details will be made available to you.

o Moving and relocation assistance/reimbursement from New Jersey to Boulder including:

     o    movement of household goods and possessions

     o    travel expenses for you, your spouse and child at time of relocation

     o temporary living (reimbursement on a furnished apartment) for three months and bi-weekly trips home (for yourself to New Jersey or your spouse and child to Boulder) during the temporary living

     o reasonable Realtor's fees and closing costs for the sale of your New Jersey Property

     o reasonable closing costs (excluding 'points') for the purchase of your new home in Boulder

     o $20,000 maximum reimbursement for a loss incurred through the sale of your home in New Jersey; the amount will be determined through the respective purchase and sales agreements and IRS regulations



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Mr. Ed Flaherty
August 22, 1996
Page 2 of 3


     o    miscellaneous relocation allowance of $5,000

     o tax gross-up (Federal and State) on any relocation reimbursement to the extent applicable and based on Neodata earnings

o Participation in the Company's Medical/Dental benefit programs effective at the first of the month following 30 days of employment. You may join the 401(k) Plan at the first of the month following completion of one year of service with the Company. You will be eligible to receive 60 hours of PTO per quarter.

o Participation in our Executive Benefits program. This program offers you an Excess Health Reimbursement Program, Financial and Estate Planning, Supplemental Executive Retirement Plan (SERP), Private Banking and First Class Travel/Upgrades. See plan documentation for specific details.

o In the event your employment is terminated for any reason but cause, you will be paid a minimum of six (6) months of salary continuation payable bi-weekly and calculated based upon your annual base salary in effect at the time, less any taxes to be withheld as required by the law. If you do not find suitable alternative employment within that six (6) month period, severance payments will continue for an additional period equal to the lesser of six (6)months or until suitable alternative employment commences. Cause includes gross negligence, malfeasance, and indiscretion in judgment applicable to the level of your position. Should we eventually sever you, we will provide you with an agreement specifying more fully the non-compete and confidentiality arrangements connected with salary continuation.

o This offer is contingent upon completion of an application, I-9 form, relocation/signing bonus payment policy, and Business Conduct Policy and shall not be construed as providing any specific term of employment.

Please indicate your acceptance of this offer by signing and returning a copy of this letter to my attention by August 28, 1996.

Sincerely,




/s/  SUSAN L. MORSE
----------------------
Susan L. Morse
Senior Vice President
Human Resources


/s/  EDWARD FLAHERTY                                     8/23/96
----------------------                                ----------------------
Ed Flaherty                                           Date


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Mr. Ed Flaherty
August 22, 1996
Page 3 of 3



cc:       Larry Jones



Attachments:

1.   Automobile Allowance Policy

2.   Executive Benefits Program-under separate cover

3.   New hire packet

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                                [NEODATA LOGO]

                       Relocation/Signing Bonus Payment


If you voluntarilv leave the employ of Neodata Services or subsidiaries within twelve (12) months of your receipt of any relocation benefit or signing bonus, you will be expected to reimburse the Company for all of its expenses in moving you plus the amount of the signing bonus. Please sign below and return.






I, EDWARD FLAHERTY, understand that my relocation expense and my signing bonus is an advance from the Company, and if I voluntarily leave the Company within twelve (12) months following my receipt of any relocation benefits and signing bonus, I agree to repay this amount through wages due and to reimburse the Company within sixty (60) days for any balance that exceeds the wages due.




/s/  ED FLAHERTY                                        8/26/96
----------------------                             ----------------------
Ed Flaherty                                        Date



/s/  SUSAN L. MORSE                                     8/22/96
----------------------                             ----------------------
Susan L. Morse                                     Date
Senior Vice President
Human Resources